Exhibit 10.103

THIRD AMENDMENT AND WAIVER TO LOAN AGREEMENT

This Third Amendment and Waiver to Loan Agreement (the “Amendment”) is made as of August 31, 2012, between Bank of America, N. A. (“Bank”) and Move, Inc., a Delaware corporation (“Borrower”).

RECITALS

A.                                    Borrower and Bank entered into that certain Loan Agreement dated as of September 20, 2011, as previously amended (the “Agreement”) pursuant to which Bank has extended certain credit facilities to Borrower.

B.                                    Borrower and Bank desire to amend and modify the provisions of the Agreement, as herein provided.

AGREEMENT

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.                                      Amendments.  The Agreement is hereby amended as follows:

2.1                               Section 8.4 of the Agreement is amended in its entirety to read as follows:

“8.4  Liquidity.  To maintain on a consolidated basis minimum Unencumbered Liquid Assets (“Liquidity”) having an aggregate market value of not less than the greater of (i) Twenty Million Dollars ($20,000,000) or (ii) one hundred twenty-five hundred percent (125%) of the outstanding principal balance of the line of credit provided under this Agreement. For the purposes of determining compliance with this covenant, Liquidity shall exclude any marketable securities, cash and cash equivalents which have been pledged to the Bank and the Bank has perfected its lien thereon by possession or control as prescribed under the California Commercial Code.

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not subject to any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of one or more credit parties subject to this covenant (with no other persons or entities having ownership rights therein); (iii) may be converted to cash within five (5) days, (iv) are otherwise acceptable to the Bank in its reasonable discretion, and (v) are not being counted or included to satisfy any other liquidity requirement under any other obligation, whether with the Bank or any other lender, unless otherwise expressly agreed by the Bank in writing:

(a)                                 Cash or cash equivalents held in the United States and denominated in United States Dollars;

(b)                                 United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c)                                  Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d)                                 Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e)                                  Eligible Stocks; and

(f)                                   Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a)-(e) above.

“Eligible Stocks” includes any common or preferred stock which (i) is not controlled or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to the Bank, and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15.00).  The Borrower will provide the Bank a Form U-1 Purpose Statement, confirming none of the proceeds of the loan will be used to purchase or carry any margin stock.”

2.2                               Section 8.16(b) of the Agreement is amended in its entirety to read as follows:

“(b)                           Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Fifteen Million Dollars ($15,000,000) for any individual transaction and in excess of the greater of (i) Thirty-Six Million Dollars ($36,000,000) in the aggregate or (ii) 100% of Adjusted EBITDA calculated at the end of the most recent reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.  Before making such acquisition, each of the following conditions must be satisfied: (i) no Event of Default exists or would exist as a result of such acquisition; (ii) Borrower shall provide evidence to the Bank of pro forma compliance with all covenants (excluding the Liquidity covenant) before and after giving effect to such acquisition; (iii) Liquidity is at least $5,000,000 higher than required under Section 8.4 on a pro forma basis after giving effect to such acquisition; and (iv) Borrower must obtain the prior effective written consent or approval of the board of directors or equivalent body of the business being acquired.”

3.                                      Waiver.  The Bank hereby waives the per acquisition limitation set forth in Section 8.16(b) for the sole purpose of permitting the Borrower to acquire TigerLead for a purchase price not exceeding $22,000,000.  The waiver granted herein is limited expressly as herein provided and shall not be deemed a waiver of such covenant for any other acquisition or a waiver of any other condition, term or provision now existing or hereinafter arising under the Agreement.

4.                                      Representations and Warranties.  Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by Borrower of this Amendment has been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

5.                                      Conditions.  This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank.

5.1                               This Amendment duly executed by all parties hereto.

5.2                               Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment.

6.                                      Effect of Amendment.  Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

BANK:
BORROWER:
BANK OF AMERICA, N.A.
MOVE, INC.,
a Delaware corporation

By:	/s/ Tasneem A. Ebrahim	By:	/s/ Patricia Wehr
Name:	Tasneem A. Ebrahim	Name:	Patricia Wehr
Title:	Senior Vice President	Title:	CAO